EXHIBIT 10.1

[EASYLINK LETTERHEAD]

January 26, 2012

Mr. Robert E. Moore

Concept Capital Holdings, LLC

1010 Franklin Avenue, Suite 303

Garden City, New York 11530

RE:	EasyLink Services International Corporation Common Stock Holdings

Dear Mr. Moore:

This letter agreement (this “Agreement”) is intended to confirm certain understandings and agreements among EasyLink Services International Corporation (“EasyLink”), on the one hand, and Concept Capital Holdings, LLC and its affiliates (collectively, “Concept Capital”), on the other hand, with respect to Concept Capital’s “Beneficial Ownership” of “Corporation Securities” (as such terms, and the other capitalized terms not defined herein, are defined in that certain Stockholder Rights Agreement, by and between the Company and American Stock Transfer and Trust Company, LLC, as rights agent, dated as of August 25, 2009 (as it may be amended from time to time, the “Rights Agreement”)) arising in connection with a transfer of employment to Concept Capital of money managers overseeing an existing investment in EasyLink.

The parties acknowledge that in response to Concept Capital’s request to be deemed an “Exempted Person” under the Rights Agreement following a change in Concept Capital’s Beneficial Ownership of Corporation Securities that, absent action taken by EasyLink’s Board of Directors, would cause Concept Capital to become an “Acquiring Person” under the Rights Agreement, EasyLink’s Board of Directors has determined that such occurrence would not jeopardize, endanger or limit the availability to EasyLink of its “Tax Benefits” and that the determination to deem Concept Capital to be an Exempted Person was in the best interests of EasyLink and its stockholders.

Concept Capital hereby agrees that, from the date hereof until the termination of the Rights Agreement, Concept Capital (together with its “Affiliates” and “Associates”) shall not increase its Beneficial Ownership of Corporation Securities, and Concept Capital shall cause its Affiliates and Associates not to increase their Beneficial Ownership of Corporation Securities, to an amount in excess of the lesser of the aggregate Corporation Securities being transferred to Concept Capital in connection with the transfer of employment of the money managers or 9.9% of outstanding Corporation Securities.

This Agreement, together with the Rights Agreement, constitutes the entire agreement among the parties with respect to the subject matter herein and supersedes any prior agreement or understanding among the parties hereto. This Agreement shall not be assigned or transferred by Concept Capital without the prior written consent of Easylink. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without regard to principles of conflicts of law that would apply the laws of a different jurisdiction. In case any provision in this Agreement shall be deemed to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired hereby. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one agreement, and any facsimile, e-mail or other electronic transmission of a counterpart hereto shall constitute an original hereof.

If you are in agreement with the above, please so indicate by countersigning and returning an executed original of this letter to me at (678) 505-4817. If you have any questions, please contact me at (678) 533-8010.

Sincerely,

/s/ Glen E. Shipley
Glen E. Shipley Chief Financial Officer EasyLink Services International Corporation

Acknowledged, accepted and agreed to this 26th day of January, 2012.

Concept Capital Holdings, LLC

By:	/s/ Robert E. Moore
Mr. Robert E. Moore